FORBEARANCE AGREEMENT

This Forbearance Agreement (this "Forbearance Agreement") is entered into as of the 11th day of December, 1995, by and between Fleet Capital Corporation, formerly known as Shawmut Capital Corporation, a Connecticut corporation, as successor-in-interest to Barclays Business Credit, Inc. ("Lender"), and Gottschalks Inc., a Delaware corporation ("Borrower"), with reference to the following facts:

A. Lender and Borrower are parties to that certain Loan and Security Agreement, dated as of March 30, 1994, as amended, pursuant to which Lender has provided financial accommodations to Borrower on the terms and conditions set forth therein. (Said Loan and Security Agreement, as in effect from time to time, together with all exhibits and schedules thereto, is hereinafter referred to as the "Loan Agreement.")

B. Borrower's business has experienced certain negative developments, and Borrower has informed Lender that Borrower anticipates being in violation of certain financial covenants contained in Section 8.3 of the Loan Agreement as of the end of its December 1995 and January 1996 Fiscal Periods.

C. Borrower has requested that Lender agree to temporarily forbear from taking action against Borrower based upon Borrower's anticipated violations of certain financial covenants contained in Section 8.3 of the Loan Agreement, and Lender is willing to do so on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Lender and Borrower hereby agree as follows:

     1. Use of Terms Defined in Loan Agreement. All capitalized terms that are defined in the Loan Agreement and that are used without definition herein shall have the meanings given to them in the Loan Agreement.

     2. Borrower's Acknowledgment of Existing Loans. Borrower acknowledges and agrees that, as of December 1, 1995, Borrower was indebted to Lender for outstanding Loans in an aggregate outstanding principal amount of not less than $60,687,397.64, and that Borrower does not have any offsets, defenses, counterclaims, disputes or disagreements of any kind or nature whatsoever with respect to the amount of such indebtedness.

     3.   Borrower's Acknowledgment of Anticipated Events of Default.

          a. Borrower acknowledges that it anticipates being in violation of the following financial covenants of the Loan Agreement as of the end of its December 1995 Fiscal Period.

               i. Section 8.3(D)(iii), which requires that Borrower have Consolidated Adjusted Net Earnings from Operations of not less than
<$2,500,000> for the period of twelve (12) consecutive Fiscal Periods including and ending with such Fiscal Period; and

               ii. Section 8.3(G), which requires that Borrower have a Times Interest Earned Ratio of not less than .70 to 1.0 at all times during such Fiscal Period.

          b. Borrower acknowledges that it anticipates being in violation of the following financial covenants of January 1996 Fiscal
Period:

               i. Section 8.3(D)(i), which requires that Borrower have Consolidated Adjusted Net Earnings from Operations of not less than
<$2,500,000> for such Fiscal Period;

               ii. Section 8.3(D)(iii), which requires that Borrower have Consolidated Adjusted Net Earnings from Operations of not less than
<$2,500,000> for the period of twelve (12) consecutive Fiscal Periods including and ending with such Fiscal Period;

               iii. Section 8.3(F), which requires that Borrower have a Senior Debt Coverage Ratio of not less than 1.0 to 1.0 at all times during such Fiscal Period; and

               iv. Section 8.3(F), which requires that Borrower have a Times Interest Earned Ratio of not less than .70 to 1.0 at all time during such Fiscal Period.

Borrower acknowledges that each of the violations described in this paragraph 3 (collectively, the "Anticipated Defaults") would constitute an Event of Default under the Loan Agreement.
          4. Lender's Agreement to Forbear Action Based on Anticipated Defaults. Lender agrees that until February 28, 1996, it will forbear from exercising any remedies arising from the occurrence of any of the Anticipated Defaults; provided, however, that Lender, in its sole discretion, may terminate such forbearance without any notice or demand of any kind whatsoever upon the occurrence of any of the following:

          a. Borrower has Consolidated Adjusted Net Earnings from Operations of less than <$3,000,000> for its January 1996 Fiscal Period;

          b. Borrower has Consolidated Adjusted Net Earnings from Operations of less than <$7,200,000> for the period of twelve (12) consecutive Fiscal Periods including and ending with its January 1996 Fiscal Period; or

          c.   any Event of Default occurs under the Loan
               Agreement, other than the Anticipated Defaults.

Such forbearance shall not constitute a waiver by Lender of the existence of any of the Anticipated Defaults that may arise, and Lender shall not be under any obligation to waive any of the Anticipated Defaults or to grant any further forbearances with respect thereto. This Forbearance Agreement shall not constitute a waiver or agreement to forbear with respect to any other Default that might now exist or hereafter arise under the Loan Agreement.

          5. Continuing Representations of Borrower. Borrower represents and warrants to Lender that as of the date hereof all representations and warranties continued in the Loan Agreement are complete and correct in all material respects, and that no Defaults or Events of Default under the Loan Agreement have occurred and are continuing.

          6. Incorporation into Loan Agreement. The terms and conditions of this Forbearance Agreement shall be incorporated by reference in the Loan Agreement as thought set forth in full therein. In the event of any inconsistency between the provisions of this Forbearance Agreement and any other provision of the Loan Agreement, the terms and provisions of this Forbearance Agreement shall govern and control. Except to the extent, if any, otherwise provided herein, all of the provisions of the Loan Agreement shall remain in full force and effect to the extent in effect on the date hereof. The Loan Agreement, this Forbearance Agreement, and the other Loan Documents constitute the complete agreement among the parties and supersede any prior written or oral agreements, writing, communications, or understandings of the parties with respect to the subject matter hereof and thereof.

          7. Section Headings. The headings of the Sections hereof are for convenience only and without substantive meaning, and shall not be used in interpreting any provision of this Forbearance Agreement.

          8. Counterparts. This Forbearance Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall be one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Forbearance Agreement as of the day and year first written above.

                         ("Lender")

                         FLEET CAPITAL CORPORATION




                         By_CLARANCE A. KRANTZ____


                         ("Borrower")

                         GOTTSCHALKS INC.




                         By__S/ALAN A. WEINSTEIN_____
                              Alan A. Weinstein
                              Senior Vice President and
                              Chief Financial Officer